Exhibit (c)-(4)

The original document is in Chinese. This is an English translation of the document.

Office Memorandum

To:	Credit Suisse	Create date:	2015/07/28

cc:		Modify date:	2015/07/28

From:	Huatai United/CITIC	Department:

Subject:	Project House - Indicative Timeline

☐Urgent         ☑ For Your Review         ☐ Reply ASAP         ☐ Please Comment

Subject:  Project House Indicative Timeline

Participants:  Huatai United Securities, CITIC Securities, Credit Suisse

I.           Indicative Timeline

Time	Going-Private Transaction	Share Exchange Transaction
August 2015	✓ Obtain “preliminary approval” from National Development and Reform Commission (“NDRC”) for this transaction	✓ Obtain “preliminary approval” from NDRC for the transaction

End of August 2015	✓ BTG Hotels to hold Board meeting to review the transaction documents, approve the transaction and announce the transaction	✓ BTG Hotels to hold Board meeting to review the transaction documents, approve the transaction and announce the transaction
	✓ Execute Merger Agreement	✓ Execute Share Exchange Agreement

September 2015	✓ Submit antitrust filing documents to Ministry of Commerce (“MOFCOM”)	✓ Submit antitrust filing documents to MOFCOM
	✓ Obtain approval by Beijing State-owned Assets Supervision and Administration Commission (“SASAC”)	✓ Obtain Beijing SASAC approval
	✓ Complete filing with Beijing Commission of Commerce (“COC”)	✓ Complete filing with Beijing COC
	✓ Obtain NDRC approval	✓ Obtain NDRC approval
	✓ BTG Hotels to hold shareholders’ meeting to review the transaction documents and approve the transaction	✓ BTG Hotels to hold shareholders’ meeting to review the transaction documents and approve the transaction

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The original document is in Chinese. This is an English translation of the document.

	✓ All transaction parties to jointly submit to SEC Schedule 13E-3 and preliminary proxy statement	✓ Submit applications to CSRC for the approval of the share exchange transaction
✓ Submit filing materials to MOFCOM for cross-border share exchange/strategic investment transaction

November 2015	✓ Antitrust clearance by MOFCOM	✓ Antitrust clearance by MOFCOM
	✓ Registration with Beijing State Administration of Foreign Exchange (“Beijing SAFE”)	✓ Obtain in-principle approval from MOFCOM with respect to the cross-border share exchange/strategic investment transaction

December 2015	✓ In response to SEC comments, expect to submit two rounds of responses to SEC and amend Schedule 13E-3 and proxy statement	✓ BTG Hotels shares resume trading
✓ Homeinns to hold shareholders’ meeting to vote on and approve the Merger Agreement
✓ Completion of this going-private transaction

January 2016		✓ Obtain CRSC formal approval with respect to the share exchange transaction

February 2016		✓ Obtain MOFCOM formal approval with respect to the foreign strategic investment related to this share exchange transaction
✓ Completion of the share exchange transaction

II.          List of PRC Regulatory Approvals Required for the Going-Private Transaction

1、	Beijing SASAC: Approval related to acquisition of assets and overseas investment matters
2、	NDRC: Filing related to acquisition of assets and overseas investment matters
3、	Beijing COC: Filing related to BTG Hotel’s acquisition of assets and overseas investment matters
4、	MOFCOM: review on concentration of business operations related to acquisition of assets
5、	Beijing SAFE: Foreign exchange registration on BTG Hotel’s overseas investment

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